Exhibit 10.12

LICENSE AGREEMENT

The License Agreement (the "Agreement") is made and entered into this 29th day of April, 2002 (the "Effective Date"), between Unity Wireless Corporation, a Canadian company, having a place of business at 7438 Fraser Park, Burnaby, BC, Canada V5J5B9 ("Licensee"), and Paragon Communications Ltd., an Israeli company, having a place of business at 6 Palyam Ave., P.O. Box 380 Haifa, 31000 Israel ("Licensor").

WHEREAS, Paragon has developed and owns certain technologies and related know-how and information that are proficient to provide competitive advantages to wireless transmitter manufacturers.

WHEREAS, Unity is a manufacturer skilled in the manufacture of electronic and telecommunication products and power amplifiers/transmitters for the cellular wireless communication industry; and

WHEREAS, Unity wishes to obtain a license under the aforementioned proprietary and technical information so that Unity and its affiliates may manufacture, use and sell products for the telecommunications market.

NOW THEREFORE, the parties hereby agree as follows:

1. ARTICLE 1 - DEFINITIONS

1.1 "Affiliate" shall mean any corporation or business entity which, directly or indirectly, controls, is controlled by, or is under common control with Paragon or Unity at any time during the term of this Agreement and for so long as such control continues. The term "Control" shall mean, in the case of a corporation, ownership, directly or indirectly, of more than fifty percent (50%) of the votes for the election of directors, or in the case of a non-stock company or partnership, the legal power to direct or cause the direction of the general management and policies of such company or partnership.

1.2 "Annual Revenue Projections" shall mean the total and HPA and FFLA projection set forth in ______.

1.3 "Intellectual Property Rights" shall mean all patents, patent applications, proprietary information and inventions (whether or not patentable and whether or not reduced to practice) and all registered and unregistered statutory and common law copyrights and design registration.

1.4 "Know-How" shall mean all specialized knowledge, information or materials in Paragon's possession that are useful in the design, manufacture, use or sale of Unity Licensed Products,; including, but not limited to, any designs, drawings, schematics, data, calculations or techniques or other information or materials relating to the Licensed Patents or the technology disclosed therein, and all intellectual property rights related to any of the foregoing. "Know-How" shall include, without limitation, the XNN Technology.

1.5 "Licensed Patents" shall mean (i) the following patent applications (and all continuations, counterparts and other equivalents thereto filed in any country or jurisdiction); (ii) all letters patent, utility models and similar rights issuing from or appurtenant to the foregoing; and (iii) all patents, patent applications and similar rights existing in any country or jurisdiction that are owned or licensable by Paragon at any time, which include at least one claim that would be infringed by Unity's use of the Know-How or other material and information disclosed or to be disclosed by Paragon to Unity hereunder in accordance with the terms of this Agreement:

U.S. Provisional Patent Application No. 60/188,194, entitled "Method and Apparatus for Improving the Efficiency of Power Amplifiers Operating Under a Large Peak-to-Average Ration," which was filed on March 10, 2000;

U.S. Patent Application No. 09/670,439 entitled "Method and Apparatus for Improving the Efficiency of Power Amplifiers Operating Under a Large Peak-to-Average Ratio," filed on September 26, 2000 in the name of Israel Bar-David, which claims priority from U.S. Provisional Patent Application No. 60/188,194.

International Patent Application No. PCT/IL00/00599 entitled "Method and Apparatus for Improving the Efficiency of Power Amplifiers, Operating Under a Large Peak-to-Average Ratio," having an international filing date of September 26, 2000.

An Israel Patent Application provisionally entitled "Load Impedance Switching," Attorney Docket No. 13471/el/01.

An Israel Patent Application provisionally entitled "High-Level RF Detection Apparatus," Attorney Docket No. 113472/el/01.

1.6 "Licensed Product" - shall mean any Amplifier that incorporates, utilizes or is made using any of the Licensed Technologies and/or Licensed Patents including HPA and FFLA (Feed Forward Linear Power Amplifier).

1.7 "Licensee" World-wide, non-exclusive, personal and non-transferable license to make, use and sell of the Licensed Technology as part of Unity's Licensed Product.

1.8 "Revenue" shall mean:

(i) all revenues recognized by Unity and/or any affiliate from the Sale of Licensed Products for Licensed Products that are Sold on a standalone basis; or

(ii) if Licensed Products are not Sold on a standalone basis, but only as a component to a larger system made by Unity, then "Revenue" shall mean the revenue recognized by Unity for the Sale of the system multiplied by a factor having as its numerator the average invoice price over the preceding three (3) month period received by Unity for the same Licensed Product Sold on a standalone basis and as its denominator the then-prevailing list price of the system as a whole. If the Licensed Product is never Sold on a standalone basis, then "Revenue" shall mean all revenues recognized by Unity for the Sale of the system multiplied by a factor having as its numerator Unity's costs to manufacture the Licensed Product and as its denominator Unity's costs to manufacture the system; and

(iii) notwithstanding the foregoing, Revenue shall exclude returns accepted by Unity.

1.9 "Royalties" shall mean, as the context requires, Advance Royalties, Running Royalties, Premium Royalties, or all of the foregoing.

1.10 "Sale" or "Sold" shall mean the commercial sale or lease of a Licensed Product by Unity to a Third Party, specifically excluding units sold to Paragon or its Affiliates.

1.11 "Sales Price" shall mean the gross proceeds actually received or to be received by Unity from the sale of the Licensed Product by Unity or an Affiliate to a customer. If Licensed Products are not sold stand-alone, but only as component of larger system made by Unity, then Gross Revenue will be the greater of (a) fair market value of Licensed Product if sold alone, if this can be reasonably determined based on similar products sold on the market, or (b) Gross Revenue recognized from sale of system multiplied by factor having costs to manufacture Licensed Product in numerator and cost to manufacture entire system in the denominator (subject to adjustments for outsourced components).

1.12 "Technical Information" shall mean all technical information, know-how, formulations, processes, techniques and data relating to design of Amplifiers suitable for XNNR technology which Paragon owns now or during the term of this Agreement.

1.13 "Third Party" shall mean an individual, partnership, corporation, trust, joint venture, unincorporated organization, or government or any department or agency thereof, other than Paragon, Unity and their Affiliates.

1.14 "XNN Technology" shall mean the following:

(i) any product, method, technique, device or other technology that would infringe (a) any claim as originally filed or issuing from any of the patent applications identified in Article 1.5 (Licensed Patents), or (b) any claim issuing from any other patent application owned or licensable by Paragon, which claim is directed solely to subject matter that is disclosed in any of the patent applications identified in Article 1.5 (Licensed Patents). The foregoing shall include, but not be limited to, all HPA or FFLA that would infringe any of the claims identified in items (a) and (b) above, or any supporting circuitry and supporting components thereof; and

(ii) all embodiments of supporting circuitry and supporting components of any feed forward linear amplifier disclosed in any of the patent applications identified in Article 1.5 (Licensed Patents). and all improvements, modifications or enhancements to such supporting circuitry or supporting components that are (a) developed pursuant to Article 5;, or (b) developed by either party alone or jointly with Third Parties and which are otherwise reasonably related to implementing such supporting circuitry and supporting components in the Licensed Products (subject to each party's respective obligations to any Third Parties arising from agreements entered into after the Effective Date). The foregoing shall include, but not be limited to the following supporting circuitry and/or supporting components disclosed in Fig. 2A of U.S. Patent Application Serial No. 09/670,439: the Excess Envelope Sensor (201), the Voltage Enhancement Circuit (202), and Excess Signal Shaper (207), the Excess Signal Amplifier (206), the Analog Power Valve (203), the Voltage Enhancement Load (205), the Automatic Gain Control Shaper (208) and the Instantaneous Gain Control Amplifier (209).

(iii) the XNN technology will include evolutionary upgrades, and will not include D-XNN, unless it will be included as part of the XNN technology to any other Paragon's Licensee.

2. ARTICLE 2 - LICENSE AND DISCLOSURE OF TECHNICAL INFORMATION

2.1 Grant of License. Paragon hereby grants to Unity, and Unity hereby accepts upon the terms and conditions set forth herein, a personal, world-wife non exclusive, non-transferable license under the Technical Information to design, manufacture, use and sell the Licensed Products as part of Unity Licensed Products in such territories as defined herein before.

2.2 Reservation. All rights not expressly granted to Unity in this Article 2 are hereby retained by Paragon. In particular, but without limiting the general applicability of the foregoing, nothing in this Agreement shall be construed to grant to Unity, or to any Third Party the right to use the Licensed Technology in connection with any product or service other than the Licensed Products.

2.3 Disclosure of Technical Information. Promptly following the execution of this Agreement, Paragon shall disclose the Technical Information to Unity and shall furnish Unity with such written information embodying the Technical Information as is available, on an as is basis, including all relevant data, circuits and samples, in both hard and soft copy media. Paragon would accompany this with a training session in Unity's facility in Canada as needed. In addition, Paragon shall promptly disclose additional follow-up information reasonably available to Paragon to allow Unity to understand and make full use of the Licensed Technology.

2.4 Confidentiality. Subject to the Confidentiality Agreement signed between the parties on ___________ Unity hereby agrees:

(a) to maintain the Technical Information in confidence and refrain from disclosing any part of the Technical Information to any person or entity other than to its employees, Affiliates or contract manufacturers whose duties justify the need to know such Technical Information; and

(b) not to make any use of the Technical Information other than for the purposes herein contemplated.

The obligations set forth in subsections (a) and (b) of this Section 2.4 shall not apply to any Technical Information that (i) is in the public domain (provided that such information in the public domain has not or does not come into the public domain as the result of disclosure by Unity); (ii)is known to Unity or its Affiliates prior to disclosure by Paragon and Unity can so prove; or (iii) becomes available to Unity or its Affiliates on a non-confidential basis from a source other than Paragon (provided that such source is not known to Unity to be bound by a confidentiality agreement with Paragon or another party).

3. ARTICLE 3 - PAYMENT

3.1 Payment. In consideration of the Licensee granted herein, Unity shall pay Paragon the following:

3.1.1 an advanced royalty payment fee in the amount of USD 25,000; and

3.1.2 an additional advanced royalty payment of USD 25,000 upon the completion of the implementation of the XNN Technology in FFLA configuration.

3.1.3 running royalties: 6% of Revenues from Sales of Licensed Products sold by Unity that integrates the XNN Technology in an HPA and 5% of revenues from sales of products that integrates the XNN Technology in FFLA configuration.

3.2 In the event that the actual revenues of Unity exceeds by 20% or more, in any given calendar year starting from 2003, the bona fide income projections approved by the Unity Board of Directors, Paragon will then be entitled to premium royalty payments of an additional 2% for the HPAs and 1% for the FFLAs. (For example, the projection for 2003 is USD 15.3M. Premium royalty payments will be paid on revenues in excess of USD18.36M). Provided, however, that this includes only revenues from products that included XNN, and does not include increased sales deriving from other specific events like a joint venture mergers and/or acquisitions with a 3rd party, etc.

3.3 Subject to the successful implementation of the XNN Technology, if Paragon's royalty revenues from Unity, within 12 months commencing from the first commercial sale of HPAs with XNN, will be less than USD150,000, the difference will be made up by Unity through a combination of the following:

(i) Increasing Paragon's share of the CIIRDF grant. This amount will not be subject to repayment by Paragon.

(ii) Direct payment to Paragon by Unity.

3.4 The amounts paid under ___________ will be considered an advance payment against future royalties. It is agreed that 50% of these amounts will be against future royalties commencing the second half of 2003.

3.5 Payment Schedule. (I) The advanced royalty payments shall be paid as follows: the first installment shall be paid within 7 days after signing this Agreement and the second installment shall be paid upon completion of the R&D implementation of the XNN in FFLA configuration.

3.6 All payments due pursuant to this Article 3 shall be made in United States Dollars, and will bear any taxes applicable, (like VAT). Both Parties will cooperate to receive all necessary exemptions.

3.7 Amounts payable to Paragon under clause 3.1 and 3.2 and shall be paid in USD within 30 (thirty) days of the end of each calendar quarter, commencing with the first calendar quarter in which Unity makes Sales.

3.8 Unity shall, within a period of 30 (thirty) days from the end of each calendar quarter commencing with the first calendar quarter in which any Sales are made, submit to Paragon a full detailed report certified by an independent Chartered Public Accountant, which belongs to one of the big five accountant firms in respect of the amounts due to Paragon pursuant to this clause 3 in respect of the calendar quarter covered by said report, setting out all Unity income from sales of the Licensed Product and all amounts owing to Paragon in respect of the period to which the report refers including full details for the calculation of such amounts.

3.9 Audit. Unity shall keep full and accurate records at its principal place of business in Canada of all Licensed Products manufactured, distributed, or sold by Unity and its Affiliates, during the term of this Agreement. Such records shall be open, at reasonable times, for three (3) years following the end of the calendar year to which they pertain, to an inspection by an independent certified public accountant retained by Paragon, at Paragon's expense, for the purpose of verifying Unity's royalty payments under this Agreement. If a discrepancy of greater than fifteen percent (15%) is found in any payment due hereunder, Unity shall reimburse Paragon for the cost of such inspection. The independent certified accountant shall report to Paragon only those items necessary to verify the royalty payments.

3.10 Currency Conversion. For converting into United States dollars any payment accrued hereunder in the currency of any other country, the rate of exchange for the purchase of United States dollars with such currency quoted by Citibank N.A., New York, New York, on the last business day of the calendar quarter in question shall be used.

4. ARTICLE 4 - TECHNICAL ASSISTANCE

4.1 Paragon will provide Unity the technology transfer phase at no costs or expenses.

4.2 In the event further assistance is needed Paragon shall provide Unity with such technical assistance as may be unreasonably necessary. In addition, and if so requested by Unity from time to time, and subject to the availability of appropriate Paragon personnel, Paragon will provide Unity with engineering assistance for the purpose of integrating, improving or modifying the Licensed Product at a rate of USD350/day/person in Israel,, and 500/day/person in Canada or any other country outside of Israel. In addition, Unity shall reimburse Paragon for all reasonable out-of-pocket expenses actually incurred by Paragon technical personnel in connection with providing such assistance, including economy, air fare expenses from Israel to Canada.

It is agreed, however, that any such technical assistance shall not derogate from Paragon's ownership of the licensed technologies.

4.3 Subject to successful implementation of the Licensed Technologies in Unity Linear Power Amplifier Product, and subject to Paragon commitment, hereby granted, not to use any of Unity Power Amplifiers for the benefit of any third party competing or might be competing with Unity, Paragon will be entitled to purchase two (2) HPAs and FFLA of Unity's Linear Power Amplifier products from the production line, incorporating the Licensed Technology for demonstration and promotion purposes, as well as for continuing R&D purposes, in 20% discount to the client price.

4.4 The Parties would apply for a CIIRDF grant, for an agreed upon project, to be shared equally by the Parties or as modified by 3.3(i) above. Paragon would be the sole owner of all the associated Intellectual Property. The way of repaying the fund will be agreed upon between the Parties.

5. ARTICLE 5 - INTELLECTUAL PROPERTY RIGHTS

5.1 The Patents and Technical Information are and shall continue to be the property of Paragon exclusively and may be used by Unity only as provided in this Agreement.

5.2 Any inventions or improvements (whatever or not patentable), know-how, or other information developed or otherwise obtained by either party with respect to the Licensed Product as result of the activities pursuant to this Agreement will remain the exclusive property of Paragon even if such compounds are developed incidentally to the main purposes of this Agreement.

5.3 Unless otherwise agreed upon between the parties all Licensed Products manufactured by and for Unity to this Agreement shall be labeled with patent and other notices in form and content sufficient to fully protect Paragon's intellectual property rights. Unity agrees to use any reasonable form of notice, and manner of affixing such notice, specifically requested by Paragon. In addition, Unity shall prominently display on any product that it sells under the license the following phrase: "Enhanced by Paragon's XNNR". The size and location of the phrase shall be subject to mutual agreement.

6. ARTICLE 6 - WARRANTIES AND INDEMNITIES

6.1 Warranties. Paragon represents and warrants that:

6.1.1 it owns or has right to use all Patents and Technical Information free and clear of liens or encumbrances, and that it has no actual knowledge of any conflicting patents or patent applications.

6.1.2 it has not granted any now existing, or agreed to grant any future license, sublicense, right or privilege which conflicts with this Agreement; and

6.1.3 it has not received any notice of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with any third party with respect to the Patents.

PARAGON MAKES, AND UNITY RECEIVES, NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT.

6.2 Indemnities.

6.2.1 Paragon shall indemnify and hold harmless Unity from any and all loss, damage or expense, including reasonable attorney's fees, arising out of or in any way attributable to Paragon's breach of the warranties contained in Section 6.1 herein, provided that (x) Unity took reasonable action to minimize such damages (y) Paragon's liability hereunder shall be limited to payment of judgment against or settlement on behalf of Unity, not exceeding 50% of the future payment to be received by Unity to Paragon for use of the relevant technology, and in any event shall not include any consequential damages of Unity, and (z) Unity gives Paragon: (i) prompt written notice of any claim; (ii) the sole right to conduct all negotiations and litigation and to settle any and all litigation; and (iii) at Paragon's expense, all reasonable assistance in connection therewith.

6.2.2 Unity shall indemnify and hold harmless Paragon from and against any and all loss, damage or expense, including reasonable attorney's fees, arising out of or in any way attributable to the manufacture or sale of Products by Unity or use of the Products, provided that (x) Paragon took reasonable action to minimize such damage (y) Paragon's liability hereunder shall be limited to payment of judgment against or settlement on behalf of Unity, not exceeding the amount paid by Unity to Paragon for use of the technology, and in any event shall not include any consequential damages of Paragon, and (z) Paragon gives Unity: (i) prompt written notice of any such claims; (ii) the sole right to conduct all negotiations and litigation and to settle any and all litigation; and (iii) at Unity's expense, all reasonable assistance in connection therewith.

7. ARTICLE 7 - TERM

7.1 Term. This Agreement shall commence on the Effective Date and shall continue as long as Unity is using the relevant technology.

7.2 Termination. Without prejudice to any other remedy which may be available, each party may terminate this Agreement:

7.2.1 at any time, upon One hundred and eighty advanced days written notice to the other party;

7.2.2 in the event of a material breach of this Agreement by either party which breach continues unremedied for a period of sixty (60) days after receipt of notice by the other party specifying the nature of such breach.

7.2.3 For bankruptcy or ceasing business. Paragon may terminate this Agreement immediately if the Lisencee becomes bankrupt or ceased to conduct business as contemplated herein.

7.3 Effect of Termination. In the event of a termination, all compounds, data, patents, supplies, licenses, intellectual Property Rights and Technical Information developed as a result of activities carried out pursuant to this Agreement shall be returned to Paragon within 30 days.

8. ARTICLE 8 - OTHER AGREEMENTS

8.1 Formal License Document. In any country where entry into a formal license for registration or record is necessary or desirable, the parties shall cooperate to execute and file any such document at Unity's reasonable expense.

8.2 Entire Agreement. This Agreement, together with all Exhibits attached hereto, constitutes the entire Agreement between the parties with respect to the present subject matter, all prior negotiations, agreements and understandings being expressly canceled hereby.

8.3 Amendment. This Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by the authorized representative of both parties.

8.4 Assignment. The rights and obligations of Unity hereunder may not be assigned without the prior written consent of Paragon.

8.5 Severability. Should any provision of this Agreement be held to be illegal, invalid or unenforceable, by any court of competent jurisdiction, such provision shall be modified by such court in compliance with the law and, as modified, enforced. The remaining provisions of this Agreement shall be construed in accordance with the modified provision and as if such illegal, invalid or unenforceable provision had not been contained herein.

8.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this Agreement.

8.7 Relationship of Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind.

8.8 No Waiver. The failure of one party hereto to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights or elections or in any way to affect the validity of this Agreement. Any waiver must be in writing.

8.9 Interpretation. This Agreement is executed in the English language. The headings contained in this Agreement for convenience only and shall not affect the interpretation of this Agreement. In this Agreement, the word "including" shall not be taken to limit a more general preceding term or phrase, the words "hereof" and "herein" and "hereunder" refer to this Agreement as a whole, and the singular includes the plural and vice versa.

8.10 Notices. Notices shall be given in the English language by first class airmail, by overnight courier requiring signature on receipt, or by telecopy with confirmed answer and shall be addressed to the other party at the address set forth below (or at such address as a party may specify by notice to the other):

If to Licensee: _______________________

Ilan Kenig______

______________

______________

______________

If to Licensor: Paragon Communications Ltd.

Attn: President and CEO

Gary Bernknopf_

______________

972-8-8552941

8.11 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of the State of Now-York.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement as of the date first written above.

Paragon Communications Ltd.
By: /s/ G. Bernknopf
Name: Gary Bernknopf
Title: Managing Director

Unity Wireless Corporation
By: /s/ signed
Name:
Title: President

EXHIBIT A

Annual Sales Projections

Paragon Communications Ltd.

Bank Leumi

Technion Branch

Account No: 56300/35

SWIFT No: LUMIILIT